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                        AMENDMENT NO. 1

                              TO

                     EMPLOYMENT AGREEMENT
                     --------------------


     This Amendment No. 1 (the "Amendment") to the Employment Agreement dated as of June 8, 1992 (the "Agreement") is made and entered into as of this 26th day of September, 1994 by and between Grossman's, Inc., a Delaware corporation ("Employer"), and David Krawczyk ("Employee").

     WHEREAS, Employee and Employer entered into the Agreement providing for the employment of Employee by Employer; and

     WHEREAS, Employee and Employer desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, Employee and Employer hereby agree to amend the Agreement as follows, effective as of September 26, 1994:

     1. Amendment of Section 5(b). Section 5(b) of the Agreement is hereby amended by adding the following at the end thereof:

          "In the event of such a termination pursuant to Section 4(d) hereof within one year following a Change of Control, Employee shall be entitled, at his election, to continue to be covered by the same or substantially equivalent group life, accident or casualty, hospitalization or medical plans as he was covered by immediately prior to the Change of Control; provided, that Employee shall pay monthly premiums for such coverage to Employer in an amount equal to the average gross premium per employee (or equivalent cost) borne by Employer for such plan(s)."

     2. Amendment of Section 11. Section 11 of the Agreement is hereby amended and restated to read in its entirety as follows:

          "Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings as of the effective date hereof. It is the intent of Employer that Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if Employee determines in good faith that Employer has failed to comply with any of its obligations under this Agreement, or if Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Employee, or to recover from him, the benefits intended to be provided hereunder, Employee may, at Employer's expense, retain counsel


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     of his choice to represent Employee in connection with any and all actions and proceedings, whether by or against Employer or any director, officer, stockholder or other person affiliated with Employer. Employer shall pay or cause to be paid and shall be solely responsible for any and all attorney's and related fees and expenses incurred by Employee as a result of Employer's failure to perform under this Agreement."

     3. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

     4. Limited Effect. This Amendment shall be limited solely to the matters expressly set forth herein, and, except as expressly amended hereby, all of the provisions of the Agreement are and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                              GROSSMAN'S, INC.

                                 /s/ Thomas R. Schwarz
                              By:________________________________
                                 Thomas R. Schwarz
                                 Chairman of the Board


                                 /s/ David Krawczyk
                                 ________________________________
                                 David Krawczyk